EXHIBIT 10.91

STOCK PURCHASE AGREEMENT

Dated as of March 26, 2008 Between

RENAUD BLANC-BERNARD
and

GUILLAUME JACOB
and

OLIVIER GAYDON
and

PARFIGES, a French corporation
and

MORDICUS, a French corporation
and

ALFIRIN, a French corporation
and

RB2 Conseil, a French corporation
and

PHILIPPE BLAIN
and

THIERRY CHARVIN
and

DAVID RIGAUD
and

NATHALIE BONVALOT
and

CHRISTINE SALF
and

PETER HEUSSNER

and

GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation

SUBJECT TO CONTRACT

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 26, 2008, between:

1.	GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Buyer”),

2.	RENAUD BLANC-BERNARD of 14 place Tassin – 69160 TASSIN LA DEMI-LUNE - FRANCE,

3.	GUILLAUME JACOB of 24 chemin des Mouilles – 61130 ECULLY – FRANCE,

4.	OLIVIER GAYDON of 34 ter rue de Dunkerque – 75001 PARIS – FRANCE,

5.	MORDICUS, a French corporation

6.	ALFIRIN, a French corporation,

7.	RB2 CONSEIL, a French corporation,

8.	PHILIPPE BLAIN of 35 rue Bertrange – 69390 VOURLES – FRANCE,

9.	DAVID RIGAUD of 5 rue Muller – 75018 PARIS – FRANCE,

10.	PARFIGES, a French corporation

11.	THIERRY CHARVIN of 14 rue Godefroy – 69006 LYON – FRANCE,

12.	NATHALIE BONVALOT of 1181 roue de l’Ecole du Tremblay – 73290 LA MOTTE SERVOLEX – FRANCE,

13.	CHRISTINE SALF of 7 allée de Candolle – 69110 SAINT FOY LES LYON – FRANCE,

14.	PETER HEUSSNER of Hans-Kummer Strasse _ - 67549 WORMS – GERMANY,

(together, "Sellers" and each a "Seller").

PRELIMINARY STATEMENT

RENAUD BLANC-BERNARD, GUILLAUME JACOB, OLIVIER GAYDON, MORDICUS, ALFIRIN, RB2 CONSEIL, PHILIPPE BLAIN and DAVID RIGAUD are the owners, beneficially and of record, of the capital stock of INLOG S.A., a French société anonyme with its registered office at 235 rue de l'Etang, 69760 Limonest, France (the “Company”) with a share capital of ¬480,000, divided into 9,600 shares.

The Company is the owner, beneficially and of record, of seventy-two per cent (72%) of the capital stock of INLOG INTERNATIONAL S.A.S. and 20%, 4%, 2% and 2% is owned by PARFIGES, a French corporation, THIERRY CHARVIN, NATHALIE BONVALOT, and CHRISTINE SALF, respectively (“Inlog International”) a French société par Actions simplifiée with its registered office at 53 rue de l’Etang 69760 Limonest, France.

Inlog International is the owner, beneficially and of record, of ninety two percent (92%) of the shares of GLI Gesellschaft für Laborinfomationsverarbeitung mbH (“GLI”), a German limited liability company (Gesellschaft mit beschränkter Haftung) and eight percent (8%) is owned by PETER HEUSSNER of Hans-Kummer-Strasse 8 67549 WORMS GERMANY, with its registered office at Kirchenplatz 4, 55232 ALZEY - GERMANY, registered with the commercial register of the Local Court of Mainz under HRB 32566.

Sellers desire to sell to Buyer (or such Affiliate as Buyer shall nominate), and Buyer (or such Affiliate as Buyer shall nominate) desires to purchase from Sellers, one hundred per cent (100%) of the capital stock and voting rights of the Company, twenty eight percent (28%) of Inlog International and eight percent (8%) of GLI on the terms and subject to the conditions set forth herein upon Closing, Buyer (or such Affiliate as Buyer shall nominate) shall directly or indirectly own one hundred percent (100%) of the Company, one hundred percent (100%) of Inlog International and one hundred percent (100%) of GLI.

     Prior to the execution of the Agreement, the workers’ council (“comité d’entreprise”) of the Company has been informed and consulted in accordance with the relevant French legal and regulatory rules applicable to such matters.

     Accordingly, in consideration of the mutual agreements hereinafter set forth, Buyer and Sellers agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

     Section 1.1 In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     “Agreed Rate” means the prime or corporate base rate published by the Wall Street Journal, New York Edition, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

     “Associate” has the meaning specified in Section 4.15(c).

     "Auditors" means the auditors of the Company and its Subsidiaries from time to time.

     “Balance Sheet” has the meaning specified in Section 4.4.

“Balance Sheet Date” means June 30, 2007.

     “Buyer” has the meaning specified in the first paragraph of this Agreement.

     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     “Buyer Group Member” means Buyer, the Company and its Subsidiaries and any Affiliates of Buyer and their respective successors and assigns.

     “Claim Notice” has the meaning specified in Section 10.2.

     “Closing” means the closing of the transfer of the Shares from Seller to Buyer.

     “Closing Accounts” has the meaning specified in Section 2.4.

     "Closing Accounts Agreement Period" has the meaning specified in Section 2.4. "Closing Accounts Disputed Matters" has the meaning specified in Section 2.4.

     "Closing Accounts Dispute Notice" has the meaning specified in Section 2.4.

     "Closing Accounts Dispute Resolution Period" has the meaning specified in Section 2.4.

     "Closing Accounts Expert" has the meaning specified in Section 2.4.

     “Closing Date” has the meaning specified in Section 3.1.

     "Closing Payment" has the meaning specified in Section 2.2.

     “Collection Report” has the meaning specified in Section 7.4(b).

     “Company” has the meaning specified in the first paragraph of this Agreement.

     “Company Agreements” has the meaning specified in Section 4.16.

     “Company Group” means tax consolidated group (as defined in Section 223 A of the French Tax Code).

     “Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company or any of its Subsidiaries.

     “Confidentiality Agreement” means the Confidentiality Agreement dated 16 November, 2005 between Buyer and Sellers.

     "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

     “Copyrights” means copyrights, copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Disputed Matters" has the meaning specified in Section 2.3.

     "Dispute Notice" has the meaning specified in Section 2.3.

     "Dispute Resolution Period" has the meaning specified in Section 2.3.

     "Draft Earn-Out Statement" has the meaning specified in Section 2.3.

     "Earn-Out Agreement Period" has the meaning specified in Section 2.3.

     "Earn-Out Consideration" has the meaning specified in Section 2.3.

     "Earn-Out Statement" has the meaning specified in Section 2.3.

     "Earn-Out Period" means all or any of Period 1, Period 2, Period 3, Period 4, Period 5 or Period 6 (as the context may require).

     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

     “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law in any relevant jurisdiction, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

     “Environmental Law” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety in any relevant jurisdiction.

     “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "First Anniversary" means the first anniversary of the Closing Date.

     "German Transfer Deed" means the notarial share transfer deed relating to the transfer of all shares held by Peter Heussner in GLI to the Buyer in a form to be agreed upon by the Parties.

     "GLI" has the meaning specified in the first paragraph of this Agreement.

     “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body in any relevant jurisdiction.

     “Governmental Permits” has the meaning specified in Section 4.9.

     “Gross Receivables” has the meaning specified in Section 7.4(a).

     "Group" means the Company and the Subsidiaries at the date of this Agreement.

     "InLog International" has the meaning specified in the first paragraph of this Agreement.

     "InLog International Shareholders' Agreement" means the shareholders' agreement relating to InLog International dated 16 March 2000.

     "InLog International Shareholders' Agreement Termination Agreement" means the agreement in a form to be agreed upon by the Parties entered into on Closing terminating the InLog International Shareholders' Agreement and waiving any options over shares in InLog International set out therein.

     “Instrument of Cancellation” means the Instrument of Cancellation in the form to be agreed upon by the Parties pursuant to which each of the Sellers shall cancel and discharge all obligations of the Company or any Subsidiary of the Company to such Seller.

     “Intellectual Property” means Copyrights, Patent Rights, Trademarks, Softwares, Websites, Trade Secrets, designs and models, domain names and all certificates, renewal acts, “soleau envelops”, agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

     “Leased Real Property” has the meaning specified in Section 4.10.

     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "Management Agreements" means the management agreement dated 1 July 2007 between the Company and each of the Management Companies.

     "Management Agreement Amendment" means an agreements in the form to be agreed upon by the Parties to be entered into on Closing amending the Management Agreement.

     "Management Companies" means RB2 Eurl, Mordicus Eurl and Alfirin Eurl.

     “Material Adverse Effect” means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

     “Net Amount of Receivables” has the meaning specified in Section 7.4(c).

     "Operating Income" means the operating income (as defined under US GAAP) attributable to the Group, which shall be gross profit minus operating expenses which includes but is not limited to general and administrative, sales and marketing, research and development, and depreciation and amortization expenses.

     "Outstanding Claim" has the meaning specified in Section 2.3.

     “Outstanding Shares of the Subsidiaries” means the shares of the Subsidiaries held by some of the Sellers as set out in the preliminary statement hereof, the remaining shares of the Subsidiaries being held either by the Company or by another Subsidiary.

     “Owned Real Property” has the meaning specified in Section 4.10(a).

     “Owned Software” has the meaning specified in Section 4.12(h).

     “Patent Rights” means patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

     "Period 1" means the period beginning on the later of 1 April 2008 or the Closing Date and ending on 31 December 2008.

     "Period 2" means the annual financial period ending on 31 December 2009. "Period 3" means the annual financial period ending on 31 December 2010.

     "Period 4" means the annual financial period ending on 31 December 2011. "Period 5" means the annual financial period ending on 31 December 2012.

     "Period 6" means the period commencing on 1 January 2013 and ending on the later of 31 March 2013 or the fifth anniversary of the Closing Date.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     "Preliminary Closing Accounts" has the meaning specified in Section 2.4.

     “Purchase Price” has the meaning specified in Section 2.2.

     “Receivables” has the meaning specified in Section 7.3.

     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.

     "Relevant Proportions" means the relevant proportional entitlement of each Seller to the Purchase Price in the form to be provided by Sellers prior to Closing.

     “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     “Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

     "Retained Amount" has the meaning specified in Section 2.3.

     "Second Anniversary" means the second anniversary of the Closing Date.

     "Security Agreement" means a security agreement to be entered into at Closing between Buyer and Sellers in the form to be agreed upon by the Parties granting Sellers security over ¬800,000 worth of receivables of Buyer, or a letter of credit in the amount of ¬800,000, at the discretion of Buyer, to secure the payments set out at Sections 2.2 (b) and (d).

     "Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by any Seller under this Agreement or in connection herewith.

     “Sellers” has the meaning specified in the first paragraph of this Agreement.

     "Sellers' Representative" means Guillaume JACOB, being one of the Sellers.

     "Settled Claim" has the meaning specified in Section 2.3.

     “Shares” means all of the issued and outstanding shares of capital stock or registered capital of the Company and its Subsidiaries.

     “Software” means computer software programs and software systems, together with their updated versions, new releases and enhancements, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

     “Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

     “Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner. The Subsidiaries are today (and will be on the Closing Date) the following:

     -InLog International SAS; and

     -GLI Gesellschaft für Laborinformationsverarbeitung mbH

     “Target Net Assets” shall be ¬942,000.

     "Target Working Capital" shall be ¬1,000,000, of which at least ¬750,000 shall be cash and shall mean net current assets less current liabilities calculated as set out in Schedule [1.1]

     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

     1.     any taxation on gross or net income, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority in any relevant jurisdiction; and

     2.     any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement; and

     3.     any social security contributions and other public law dues and public impositions of any kind in any relevant jurisdiction.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

     “Trademarks” means trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company or any Subsidiary is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

     “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

     “Transferred Shares” means all of the issued and outstanding shares of capital stock or registered capital of the Company and the Outstanding Shares of the Subsidiaries.

     “Valuation Date” means the close of business on the last business day prior to the Closing Date.

     “Valuation Date Net Assets” means the excess of the total assets over the total liabilities reflected in the Closing Accounts.

     "Valuation Date Working Capital" means the aggregate working capital of the Company and the Subsidiaries at close of business on the Valuation Date, being net current assets less current liabilities.

     “Website” means Company’s internet website available at the following address www.inlog.com and GLI’s internet website available at the following address www.gli-gmbh.de.

     Section 1.2   Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES OF THE COMPANY AND OF THE
OUTSTANDING SHARES OF THE SUBSIDIARIES; PURCHASE PRICE

     Section 2.1   Purchase and Sale of the Shares of the Company and of the Outstanding Shares of the Subsidiaries. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer (or such Affiliate as Buyer shall nominate), and Buyer (or such Affiliate as Buyer shall nominate) shall purchase and accept the assignment from Sellers:

  the Shares of the Company representing 100% of the capital stock and voting rights of the Company, free and clear of all Encumbrances, and the Outstanding Shares of the Subsidiaries, free and clear of all Encumbrances.

     Section 2.2   Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be the sum of the following amounts, increased by any amount of Earn-Out Consideration due pursuant to Section 2.3, subject to any adjustments pursuant to Section 2.4 and Section 2.5:

(a)    the following payments which shall be payable at Closing:

                            (i) the sum of ¬4,470,000 (the "Closing Payment") (of which $500,000 shall be payment to Sellers in respect of the restrictions set out at Section 7.2(a) and $500,000 of which shall be applied in accordance with Section 7.1(a)); and

                            (ii) the issuance of $568,000 worth of common stock of the Buyer to the Sellers in the Relevant Proportions. The price at which such common stock shall be issued shall be the average closing market price of common stock of the Buyer for the 10 trading days preceding the Closing Date (the “Closing Market Price of the Stock”);

                    (b)   the payment of the sum of ¬400,000 which shall be payable no later than the First Anniversary, and which will be secured pursuant to the terms of the Security Agreement;

                    (c)   the issuance on the First Anniversary of common stock of the Buyer to the Sellers in the Relevant Proportions. The price at which such common stock shall be issued shall be the average closing market price of common stock of the Buyer for the ten (10) trading days preceding the First Anniversary (the “First Anniversary Market Price of the Stock”). The number of shares of common stock issued shall be equal to:

  $651,000 divided by the First Anniversary Market Price of the Stock if said price of issuance equals or exceeds the Closing Market Price of the Stock; or

  $651,000 divided by the Closing Market Price of the Stock if the First Anniversary Market Price of the Stock is less than the Closing Market Price of the Stock.

Buyer may, instead of the issue of the shares set out in this Section 2.2(c), at its sole discretion make a payment of $651,000 to Sellers, in the Relevant Proportions, and Sellers agree that they shall use such funds to purchase common stock of the Buyer within three (3) months of the First Anniversary. If requested by Sellers, Buyer shall grant Sellers an additional period of three (3) months to purchase such common stock. If Buyer makes such payment to Sellers, and they do not use such funds to purchase common stock of the Buyer within three (3) months of the First Anniversary or any extension granted by Buyer, Sellers shall repay such amount to Buyer within four (4) months of the First Anniversary, or at Buyer's absolute discretion, Buyer shall be entitled to set off such amount against any payments due from Buyer to Sellers after the First Anniversary (including any Earn-Out Consideration);

                    (d)   the payment of the sum of ¬400,000 which shall be payable no later than the Second Anniversary and which will be secured pursuant to the terms of the Security Agreement; and

                    (e)   the issuance on the Second Anniversary of common stock of the Buyer to the Sellers in the Relevant Proportions. The price at which such common stock shall be issued shall be the average closing market price of common stock of the Buyer for the ten (10) trading days preceding the Second Anniversary (the “Second Anniversary Market Price of the Stock” The number of shares of common stock issued shall be equal to:

  $651,000 divided by the Second Anniversary Market Price of the Stock if said price of issuance equals or exceeds the Closing Market Price of the Stock; or

  $651,000 divided by the Closing Market Price of the Stock if the Second Anniversary Market Price of the Stock is less than the Closing Market Price of the Stock.

Buyer may, instead of the issue of the shares set out in this Section 2.2(e), at its sole discretion make a payment of $651,000 to Sellers, in the Relevant Proportions, and Sellers agree that they shall use such funds to purchase common stock of the Buyer within 3 months of the Second Anniversary. If requested by Sellers, Buyer shall automatically grant Sellers an additional period of three (3) months to purchase such common stock. If Buyer makes such payment to Sellers, and they do not use such funds to purchase common stock of the Buyer within three (3) months of the Second Anniversary or any extension granted by Buyer, Sellers shall repay such amount to Buyer within seven (7) months of the Second Anniversary, or at Buyer's absolute discretion, Buyer shall be entitled to set off such amount against any payments due from Buyer to Sellers after the Second Anniversary (including any Earn-Out Consideration).

                    (f)  The Purchase Price shall be distributed amongst the Sellers in the Relevant Proportions.

                    (g)  The maximum Purchase Price (including the Earn-Out Consideration)  payable in any circumstances shall be $11,500,000. In order to calculate the Purchase Price in US dollars, all sums payable in euros shall be converted into US dollars at the exchange rate as shown in the Wall Street Journal on the day preceding the day such payment is made. Such calculation shall be done on the date of each payment in euros to ensure that the maximum Purchase Price has not been exceeded.

Section 2.3 Earn-Out Consideration

                    (a)  Subject to Section 2.3(c), the Earn-Out Consideration shall be equal to twenty per cent (20%) of the Operating Income in each of Period 1, Period 2, Period 3, Period 4, Period 5 and Period 6, subject to a total maximum Earn-Out Consideration of ¬2,000,000. The Earn-Out Consideration shall also be limited such that the sum of the consideration paid pursuant to Section 2.2 and the Earn-Out Consideration shall not exceed the maximum price set out in Section 2.2(g).

                    (b)  The Earn-Out Consideration for each Earn-Out Period shall be due and payable by the Buyer to the Sellers within thirty (30) days following the agreement or determination of the Operating Income for the relevant Earn-Out Period in accordance with this Section 2.3 and shall be paid by electronic bank transfer to such bank account as the Sellers shall have previously notified to the Buyer in writing. Each Seller shall be entitled to its Relevant Proportion of the Earn-Out Consideration.

                    (c)  Each Seller shall only be entitled to its Relevant Proportion of the Earn-Out Consideration for so long as such Seller remains an employee of the Company or one of the Subsidiaries or provides services under the terms of a service agreement to the Company or one of the Subsidiaries. The entitlement of a Seller to its Relevant Proportion of the Earn-Out Consideration shall not be re-allocated to any other Seller on such Seller ceasing to be an employee of the Company or one of the Subsidiaries or providing services under the terms of a service agreement to the Company or one of the Subsidiaries at the time of payment of the relevant Earn-Out Consideration pursuant to Section 2.3(b).

                    (d)  Following the end of each Earn-Out Period (except for Period 6), Buyer shall instruct the Auditors, as part of their audit of the Buyer, to issue a draft statement setting out the Operating Income for the relevant Earn-Out Period and the amount of Earn-Out Consideration payable to each of the Sellers in respect of that year (the "Draft Earn-Out Statement"). The draft accounts and Draft Earn-Out Statement shall be approved by the audit committee of Buyer. Following the end of Period 6, Buyer shall, in conjunction with the Auditors cause to be prepared a Draft Earn-Out Statement on the basis of the unaudited accounts for Period 6.

                    (e)  Buyer shall deliver the audited accounts (or, in the case of Period 6, unaudited accounts) and the Draft Earn-Out Statement to Sellers' Representative as soon as reasonably practicable and in any event within one hundred twenty (120) days following the end of the relevant Earn-Out Period.

                    (f)  Sellers' Representative shall, within the period of thirty (30) days following delivery of the Draft Earn-Out Statement (the "Earn-Out Agreement Period") either:

(i)	confirm his agreement with the Draft Earn-Out Statement; or

(ii)	give notice in writing to Buyer that Sellers dispute the Draft Earn-

Out Statement (a "Dispute Notice").

(g) Any Dispute Notice shall set out:

(i)	the matters which are disputed (the "Disputed Matters");

(ii)	the reasons why such matters are disputed; and

(iii)	(so far as practicable) the monetary effect that Sellers believe each of the Disputed Matters has on the calculation of the Operating Income and the Earn-Out Consideration for the relevant Earn-Out Period in question.

                    (h)  If Sellers' Representative does not serve a Dispute Notice prior to the expiry of the Earn-Out Agreement Period or during the Earn-Out Agreement Period confirm by notice in writing his agreement with the Draft Earn-Out Statement (either as delivered in accordance with Section 2.3(e) or as modified in such manner as shall be agreed between the Buyer and the Sellers' Representative), the Draft Earn-Out Statement shall constitute the Earn-Out Statement for the relevant Earn-Out Period and shall be final and binding on Buyer and Sellers.

                    (i) If Sellers' Representative does serve a Dispute Notice, then Sellers' Representative and Buyer shall use their respective reasonable endeavors to resolve the Disputed Matters as soon as reasonably practicable and in any event within the period of fifteen (15) days following the date of service of the Dispute Notice (or such longer period as may be agreed in writing between Sellers' Representative and Buyer) (the "Dispute Resolution Period") and either:

                                        (i) if Sellers' Representative and Buyer reach agreement on the Disputed Matters during the Dispute Resolution Period, the Draft Earn-Out Statement shall be modified to reflect such agreement and, as so modified, shall constitute the Earn-Out Statement and shall be final and binding on Sellers and Buyer; or

                                        (ii) if Sellers' Representative and Buyer do not reach agreement on the Disputed Matters prior to the expiry of the Dispute Resolution Period, then either Buyer or Sellers' Representative may refer the dispute to such independent firm of accountants (the "Expert") as may be agreed between Buyer and Sellers' Representative (or if they cannot agree on such selection, each of Buyer and Sellers' Representative shall nominate an independent accounting firm, and each of those firms shall be instructed to nominate a third independent accounting firm to act as the Expert).

                    (j) Where a reference is made to an Expert, the Expert shall be instructed to make a determination only in relation to the Disputed Matters specified in the Dispute Notice within fifteen (15) days after the reference to him (or such longer period as the Expert may reasonably determine). In making his determination, the Expert shall act as an expert and not as an arbitrator and shall, in his reasonable discretion, determine the procedures which are to apply in connection with the conduct of the reference to him. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on Buyer and Sellers. Following the notification of the Expert's determination to the Buyer and Sellers' Representative, the Draft Earn-Out Statement shall be amended as necessary to reflect the decision of the Expert in relation to the Disputed Matters and, as so amended, shall be signed by the Expert and, upon being signed by the Expert, shall constitute the Earn-Out Statement for the relevant Earn-Out Period and shall be final and binding on Sellers and Buyer. The costs of the Expert shall be borne by Sellers, unless the determination of the Expert is that the Earn-Out Consideration for the relevant Earn-Out Period should be increased by at least twenty per cent (20%), in which case the costs of the Expert shall be borne by Buyer.

                    (k) Buyer and Sellers shall provide or procure the provision to the Expert of all such information and documentation as the Expert shall reasonably require (including access to the books and records and personnel of the Company).

                    (l) Buyer and Sellers shall bear their own respective costs incurred in connection with the preparation, review and finalization of the Draft Earn-Out Statement and the Earn-Out Statement and the agreement or determination of the Operating Income and the Earn-Out Consideration (other than any costs incurred in connection with any reference to an Expert).

Section 2.4 Adjustment to Purchase Price.

                    (a) Within sixty (60) days of the Closing Date, Buyer shall deliver to Sellers a consolidated balance sheet and profit and loss account of the Group as of the Valuation Date (the “Preliminary Closing Accounts”), which shall include a certificate setting forth the Buyer's calculation of the Valuation Date Net Assets.

                    (b) The Preliminary Closing Accounts shall be prepared in accordance with U.S. GAAP, however, all provisions for risks to be included in said Preliminary Closing Accounts shall be determined solely by the Sellers’ Representative and shall not be included in the scope of the Closing Account Disputed Matters.

                    (c) Sellers' Representative shall, within the period of thirty (30) days following delivery of the Preliminary Closing Accounts (the "Closing Accounts Agreement Period") either:

(i)	confirm his agreement with the Preliminary Closing Accounts; or

(ii)	give notice in writing to Buyer that Sellers dispute the Preliminary Closing Accounts (a "Closing Accounts Dispute Notice").

                    (d) Any Closing Accounts Dispute Notice shall set out:

	(i)	the matters which are disputed (the "Closing Accounts Disputed Matters");

	(ii)	the reasons why such matters are disputed; and

	(iii)	(so far as practicable) the monetary effect that Sellers believe each of the Closing Accounts Disputed Matters has on the calculation of the Valuation Date
Net Assets.

                    (e) If Sellers' Representative does not serve a Closing Accounts Dispute Notice prior to the expiry of the Closing Accounts Agreement Period or during the Closing Accounts Agreement Period confirm by notice in writing his agreement with the Preliminary Closing Accounts (either as delivered in accordance with Section 2.4(a) or as modified in such manner as shall be agreed between the Buyer and the Sellers' Representative), the Preliminary Closing Accounts shall constitute the "Closing Accounts" and shall be final and binding on Buyer and Sellers.

                    (f) If Sellers' Representative does serve a Closing Accounts Dispute Notice, then Sellers' Representative and Buyer shall use their respective reasonable endeavors to resolve the Closing Accounts Disputed Matters as soon as reasonably practicable and in any event within the period of 30 days following the date of service of the Closing Accounts Dispute Notice (or such longer period as may be agreed in writing between Sellers' Representative and Buyer) (the "Closing Accounts Dispute Resolution Period") and either:

                                        (i) if Sellers' Representative and Buyer reach agreement on the Closing Accounts Disputed Matters during the Closing Accounts Dispute Resolution Period, the Preliminary Closing Accounts shall be modified to reflect such agreement and, as so modified, shall constitute the Closing Accounts and shall be final and binding on Sellers and Buyer; or

                                        (ii) if Sellers' Representative and Buyer do not reach agreement on the Closing Accounts Disputed Matters prior to the expiry of the Closing Accounts Dispute Resolution Period, then either Buyer or Sellers' Representative may refer the dispute to such independent firm of accountants (the "Closing Accounts Expert") as may be agreed between Buyer and Sellers' Representative (or if they cannot agree on such selection, each of Buyer and Sellers' Representative shall nominate an independent accounting firm, and each of those firms shall be instructed to nominate a third independent accounting firm to act as the Expert).

                    (g) Where a reference is made to a Closing Accounts Expert, the Closing Accounts Expert shall be instructed to make a determination only in relation to the Closing Accounts Disputed Matters specified in the Closing Accounts Dispute Notice within 30 days after the reference to him (or such longer period as the Closing Accounts Expert may reasonably determine). In making his determination, the Closing Accounts Expert shall act as an expert and not as an arbitrator and shall, in his reasonable discretion, determine the procedures which are to apply in connection with the conduct of the reference to him. The decision of the Closing Accounts Expert shall, in the absence of fraud or manifest error, be final and binding on Buyer and Sellers. Following the notification of the Closing Accounts Expert's determination to the Buyer and Sellers' Representative, the Preliminary Closing Accounts shall be amended as necessary to reflect the decision of the Closing Accounts Expert in relation to the Closing Accounts Disputed Matters and, as so amended, shall be signed by the Closing Accounts Expert and, upon being signed by the Closing Accounts Expert, shall constitute the Closing Accounts and shall be final and binding on Sellers and Buyer. The costs of the Closing Accounts Expert shall be borne by Buyer and Sellers in the proportions he directs or, in the absence of any such direction, equally between Buyer on the one hand and Sellers on the other.

                    (h) Buyer and Sellers shall provide or procure the provision to the Closing Accounts Expert of all such information and documentation as the Closing Accounts Expert shall reasonably require (including access to the books and records and personnel of the Company).

                    (i) Buyer and Sellers shall bear their own respective costs incurred in connection with the preparation, review and finalization of the Preliminary Closing Accounts, and the Closing Accounts (other than any costs incurred in connection with any reference to a Closing Accounts Expert).

     Section 2.5   Adjustment. Any amount by which the Valuation Date Net Assets is less than the Target Net Assets shall constitute an adjustment to the Purchase Price and be subject to set off against any amount due from the Buyer to the Sellers pursuant to Section 2.2 (b), (c), (d), (e) and (f) or to Section 2.3.

Section 2.6 Set-Off

                    (a) In addition to the specific rights of set-off set out in this Agreement, if, as at the date on which any payment after the Closing Date from Buyer to Sellers (including any payment of Earn-Out Consideration) falls due for payment, Buyer has made any claim under this Agreement which shall be outstanding (an "Outstanding Claim") or have been settled (by agreement in writing between Buyer and Sellers' Representative or by judgment of a court of competent jurisdiction but remains unpaid by the Sellers) (a "Settled Claim"), Buyer shall be entitled to set-off all or part of the amount of any such Outstanding Claim or Settled Claim against the amount payable to Sellers (the "Retained Amount").

                    (b) Where Buyer is holding a Retained Amount in respect of an Outstanding Claim, the following provisions shall apply upon the Outstanding Claim being settled:

                                        (i) where the Outstanding Claim is settled in favor of Buyer, the amount due in respect of the claim shall be set off by Buyer against the Retained Amount and, if the Retained Amount exceeds the amount at which the claim is settled, the excess shall be paid to Sellers; and

                                        (ii) where the Outstanding Claim is settled in favor of Sellers, the Retained Amount shall be paid to Sellers, provided always that, if at the time the Outstanding Claim is settled, there remain one or more other Outstanding Claims, Buyer shall be entitled to continue to hold the Retained Amount or, if lower, an amount equal to the aggregate estimated liability in respect of such Outstanding Claims.

                    (c) The set-off by Buyer of any amount due in respect of any Outstanding Claim or Settled Claim against any such amount payable shall not restrict the rights of Buyer to recover any further sum due to it in respect of that or any other Outstanding Claim or Settled Claim not satisfied by such set-off.

ARTICLE 3 CLOSING

     Section 3.1   Closing Date. The Closing shall take place at the offices of De Pardieu Brocas Maffei, 57 Avenue d'Iéna - CS 11610, F-75773 Paris not more than five (5) days following the satisfaction or waiver of the conditions set forth in Section 8.1 or such later date as may be agreed upon by Buyer and Sellers after the conditions set forth in Section 8.1 have been satisfied or waived. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

     Section 3.2   Payment of Closing Payment; Delivery of Shares. Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing Buyer shall pay Sellers an amount equal to the Closing Payment by wire transfer of immediately available funds to the account specified by Sellers in writing to Buyer at least two (2) business days prior to the Closing, and shall issue and allot common stock of the Buyer to the Sellers (as set out in Section 2.2(a)(ii)).

      Section 3.3  Sellers' Deliveries. Subject to fulfillment or waiver of the conditions set  forth in Section 8.1, at Closing Sellers shall deliver to Buyer all the following:

                    (a) Opinion of counsel to Sellers substantially in the form to be agreed upon by the Parties;

                    (b) All consents, waivers or approvals obtained by Sellers or the Company or any of the Subsidiaries with respect to the consummation of the transactions contemplated by this Agreement;

                    (c) duly signed and completed (i) share transfer forms (ordres de mouvement), in favor of Buyer or its designee(s) for all the Shares of the Company and of the Outstanding Shares of Inlog International and GLI Gmbh and (ii) tax transfer form (imprimé Cerfa n°2759) in favor of Buyer or its designee(s);

                    (d) the updated share transfer register (registre des mouvements de titres) and shareholders’ accounts (fiches individuelles d’actionnaires) respectively and the executed copy of the notarial transfer deed in respect of (i) the Company and Inlog International and indicating that Sellers hold the Transferred Shares and of (ii) each Subsidiary; evidencing in particular the contribution by Michel Angue to Parfiges of his shares in Inlog International;

                    (e) a copy of the bylaws of each Subsidiary each in its latest version;

                    (f) the updated register of minutes of shareholders' meetings and attendance sheets (registre des deliberations de l’assemblée générale et les feuilles de presence correspondantes) (respectively all minutes of shareholder meetings) of the Company and each of the Subsidiaries and the register of the minutes of board of directors' meetings and attendance sheets (registre des deliberations du conseil d'administration et register de presence au conseil d'administration) and the board or management reports (rapports du conseil d’administration ou de la gérance) of the Company and each of the Subsidiaries since incorporation;

                    (g)      an executed copy of the German Transfer Deed,

                    (h)  resignation letters of each of Renaud Blanc Bernard, as Director and General Manager of Inlog, Olivier Gaydon and Guillaume Jacob, as Directors and Assistant General Managers of the Company, such letters in the form to be agreed upon by the Parties;

                    (i) copy of the minutes of the Board of Directors of the Company and each of the Subsidiaries approving new directors designated by Buyer and, if required or applicable, copy of the minutes of the shareholder’s meeting of the Company and each of the Subsidiaries approving new directors designated by Buyer;

                    (j) an executed copy of the employment agreements/service agreements entered into between each of Olivier Gaydon, Guillaume Jacob and Renaud Blanc Bernard and the Company in the form to be agreed upon by the Parties;

                    (k) an executed copy of the service agreement entered into between Peter Heussner and GLI in the form to be agreed upon by the Parties;

                    (l) a copy of the Security Agreement executed by each Seller;

                    (m) an executed amendment to the lease dated 1st November 2005 between SCI, his Sequoias as landlord and the Company in the form to be agreed upon by the Parties

                    (n) a signed Instrument of Cancellation from each Seller;

                    (o) a copy of the minutes of the board of directors meeting of the Company authorizing the transfer of the Shares to the Buyer and approving the Buyer as a new shareholder of the Company in accordance with its articles of association and the provisions of the French commercial code (“code de commerce”);

                    (p) a copy of the minutes of the shareholders’ meeting of Inlog International authorizing the transfer of the Inlog International shares held by Parfiges, Christine Salf, Nathalie Bonvalot and Thierry Charvin to the Buyer and approving the Buyer as a new shareholder of Inlog International in accordance with its articles of association and the provisions of the French commercial code (“code de commerce”);

                    (q) a copy of the minutes of the meeting with the workers’ council (“comité d’entreprise”) of the Company and any of its Subsidiaries (if applicable) indicating that this workers’ council has been informed and consulted prior to the execution of the Agreement in accordance with the relevant French legal and regulatory rules;

                    (r) completed assignments of the finance leases relating to the cars operated by each of the Sellers from the Company to each of the Sellers;

                    (s) copies of the marriage certificate or a signed certificate confirming that he is a bachelor for each individual Seller;

                    (t) a copy of the Management Agreement Amendment executed by all of the parties thereto;

                    (u) a copy of the Inlog International Shareholders' Agreement Termination Agreement executed by all of the parties thereto;

                    (v) an assignment of all Intellectual Property in relation to the websites of the Group in the form to be agreed upon by the Parties;

                    (w) evidence satisfactory to the Buyer that all conditions precedent set forth in Article 8 have been fulfilled.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

     In Section 4.5 to Section 4.25, references to the Company are references to the Company and each of the Subsidiaries at the date of this Agreement, so that each of the representations and warranties in this Article are given in respect of each such company.

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer and agree as follows, at the date of this Agreement and at the Closing Date and subject to the Schedules to this Agreement which will be agreed upon by the parties prior to Closing.

Section 4.1   Organization and Authority of Sellers.

                    (a) Each Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. This Agreement has been duly executed and delivered by each Seller and is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements will upon execution and delivery by each Seller be a legal, valid and binding obligation of each Seller enforceable in accordance with its terms. This Agreement is, and each of the Seller Ancillary Agreements to which it is a party when executed and delivered will be, a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

                    (b) Except as set forth in Schedule 4.1, such schedule having been established under the sole responsibility of the Buyer, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                                        (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of any Seller or the Company or any Subsidiary, under (1) the charter or By-laws of the Company or any Subsidiary, (2) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller or the Company or any Subsidiary is a party or any of the respective assets or properties of any Seller or the Company or any Subsidiary is subject or by which any Seller or the Company or any Subsidiary is bound, (3) any Court Order to which any Seller or the Company or any Subsidiary is a party or any of the respective assets or properties of any Seller or the Company or any Subsidiary is subject or by which any Seller or the Company or any Subsidiary is bound, or (4) any Requirements of Laws affecting any Seller, the Company or any Subsidiary or their respective assets or properties; or

                                        (ii) require the approval, consent, authorization or act of, or the making by any Seller or the Company or any Subsidiary of any declaration, filing or registration with, any Person.

Section 4.2   Organization and Capital Structure of the Company.

                    (a) The Company is duly organized and validly existing under the laws of France and has all requisite corporate power and authority to own its properties and carry on its corporate activity and to own, use, lease and operate the properties and assets owned, used, leased and operated by it. A copy of the commercial registry extract (extrait K-bis) which is true and correct as of the date two (2) days before the date of this Agreement and by-laws (statuts) of the Company, which are true and correct as of the date hereof are attached hereto as Schedule 4.2. No event has taken place since the date two (2) days before the date of this Agreement which would require any changes to the commercial registry extract (extrait K-bis) of the Company.

                    (b) The registered share capital of the Company is set forth on Schedule 4.2 (b) attached hereto; all such shares represent one hundred per cent (100%) of the capital stock and voting right of the Company. All of the Shares of the Company are fully paid-up, free and clear of any Encumbrance and validly issued and are not subject to any calls, options, preferential rights or assessments. No person has or is entitled to claim any right (actual or contingent) to call for the issue, transfer, repayment or redemption of any share capital or loan capital of the Company or any of its Subsidiaries. There are no outstanding warrant options on either securities or convertible into common stock of the Company or any of its Subsidiaries into common stock of the Company or any of its Subsidiaries.

                    (c) There is no currently effective commitment that has been signed for purposes of attribution or issuance by the Company or any of its Subsidiaries of any new securities, stocks or bonds.

                    (d) The share transfer register and the individual shareholder’s accounts of the Company are up to date (as of the day of the Closing Date) and have been properly, fully and accurately maintained and contain accurate and complete records of the Shares of the Company transfers and no notice or allegation that any of them is incorrect or should be rectified has been received.

Section 4.3 Subsidiaries and Investments.

                    (a) Except as set forth in Schedule 4.3, the Company and its Subsidiaries do not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in or control any corporation, limited liability company, partnership, trust, joint venture or other entity (including, without limitation, silent partnerships (Stille Beteiligungen)).

                    (b) Schedule 4.3 sets forth with respect to each Subsidiary on the date hereof the number of authorized, issued and outstanding Shares of capital stock of each class, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and reserved for any purpose, if applicable. Except as set forth in Schedule 4.3, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Subsidiaries. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable, have not been repaid (neither openly nor concealed) and there is no shareholder obligation to make additional capital contributions (Nachschusspflicht) and, except as set forth in Schedule 4.3, are fully owned by the Sellers or by the Company or a Subsidiary of record and beneficially free from all Encumbrances of any kind. The details of such ownership of the Subsidiaries by the Sellers or by the Company or a Subsidiary is set forth on Schedule 4.3.

                    (c)   Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing under the laws of each jurisdiction listed under its name in Schedule 4.3, which jurisdictions are the only ones in which the ownership or leasing of such Subsidiary’s assets or the conduct of such Subsidiary’s business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that such Subsidiary is required so to qualify. Each Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. All provisions under the relevant applicable law regarding the increase or decrease of the registered share capital of each Subsidiary have been observed. All resolutions and other documents required by applicable law to be filed with the competent register or the Subsidiaries themselves have been duly and timely filed and were complete and correct when filed.

                    (d) True and complete copies of the certificate or articles of incorporation and all amendments thereto, the By-laws, as amended to date, and the stock ledger respectively the actual list of shareholders of each Subsidiary have been delivered to Buyer.

                    (e) The share transfer register and the individual shareholder’s accounts of each Subsidiary is up to date (as of the day of the Closing Date) and has been properly, fully and accurately maintained and contain accurate and complete records of the Shares of each Subsidiary transfers and no notice or allegation that any of them is incorrect or should be rectified has been received.

                    (f) All contractual relationships, whether written or oral, within the Group have been entered into as between independent third parties at usual market conditions (arms length).

Section 4.4   Financial Statements.

                    (a) Schedule 4.4 contains (i) the unaudited balance sheet of the Group as of 30 June 2007 and the related statements of income and cash flows for the year then ended, together with the appropriate notes to such financial statements and the report thereon, and (ii) the unaudited balance sheet of the Group as of the Balance Sheet Date, and the related statements of income and cash flows for the six (6) months then ended, such balance sheets are collectively referred to as (the “Balance Sheet”). Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow, have been prepared in conformity with US generally accepted accounting principles consistently applied, and present fairly the financial position and results of operations and cash flow of the Company as of their respective dates and for the respective periods covered thereby.

                    (b)  The 2005, 2006 and 2007 financial statements of GLI are true and correct and have been prepared in accordance with generally accepted accounting principles as consistently applied with past practice.

Section 4.5 Operations Since Balance Sheet Date.

                    (a)  Except as set forth in Schedule 4.5, since the Balance Sheet Date, there has been:

                                        (i) no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

                                        (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of the Company.

                    (b)  Except as set forth in Schedule 4.5, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, has not:

                                        (i) declared or paid any reserve, premium or interim dividends to its shareholders;

                                        (ii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to any Seller), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

                                        (iii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company other than in the ordinary course of business consistent with past practice;

                                        (iv) paid any claims against the Company (including the settlement of any claims and litigation against the Company or the payment or settlement of any obligations or liabilities of the Company) other than in the ordinary course of business consistent with past practice;

                                        (v) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations in excess of ¬10,000 individually or ¬25,000 in aggregate;

                                        (vi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

                                        (vii) delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                                        (viii) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained;

                                        (ix) acquired any real property or undertaken or committed to undertake capital expenditures exceeding ¬10,000 individually or ¬25,000 in the aggregate;

                                        (x)  made, or agreed to make, any payment of cash or distribution of

                                        (xi)  instituted any increase in any compensation payable to any officer or employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers or employees of the Company;

                                        (xii) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period ended on the Balance Sheet Date;

                                        (xiii) entered into or become committed to enter into any other material transaction except in the ordinary course of business; or

                                        (xiv) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 9.1(b) or accelerating deductions to periods for which Sellers are liable pursuant to Section 9.1(a);

     Section 4.6   No Undisclosed Liabilities. Except as set forth in Schedule 4.6, the Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 4.7 Taxes.

                    (a) Except as set forth on Schedule 4.7, (i) the Company has filed all Tax Returns required to be filed and in particular any returns regarding customs, duties or returns regarding the VAT due from July 2007 to the Closing Date; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) the Tax Returns referred to in this Section 4.7 have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and, to the best of knowledge of each Seller, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (ix) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company and (xi) the Company has not been a member of any Company Group other than each Company Group of which it is a member as of the date hereof and the Company has not had any direct or indirect ownership in any corporation, partnership, joint venture or other entity other than the Subsidiaries.

                    (b) The Company and its subsidiaries have complied with required time limits, kept all documents as required by the laws and kept documents required to justify any right or advantage relating to Taxes.

                    (c) No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

                    (d) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement.

                    (e) The accruals for deferred Taxes reflected in the financial statements for the year ended 30 June 2007 are adequate to cover any deferred Tax liability of the Company and each Subsidiary determined in accordance with generally accepted accounting principles through the date thereof; there are no Tax rulings, requests for rulings, or closing agreements relating to the Company, any Subsidiary or any Company Group which could affect the Company’s or any Subsidiary’s liability for Taxes for any period after the Closing Date; no claim has ever been made by a Taxing authority in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

                                        (i) None of the Sellers, any Subsidiary, the Company or any Affiliate thereof has any knowledge of any facts that, if known to any taxing authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company, any Subsidiary or any Company Group; (ii) since 30 June 2007, none of Seller, the Company, any Subsidiary or any Company Group member has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date; (iii) none of the income recognized, for Tax purposes, by the Company or any Subsidiary during the period beginning on 30 June 2007 and ending on the Closing Date has been or will be derived from transactions (y) other than in the ordinary course of business, or (z) of a type not reflected on the relevant Tax Returns for the taxable period ending on 30 June 2007; (iv) no power of attorney has been granted with respect to any matter relating to Taxes of the Company or any Subsidiary which is currently in force; (xxvii) no Taxes with respect to periods ending on or before 30 June 2007 were paid by the Company or any Subsidiary (or paid by any Company Group member or Affiliate thereof and charged to the Company or any Subsidiary through any intercompany account or payment) on or after such date which were not included in the provision for Taxes on the Balance Sheet.

                    (f) The Company and its subsidiaries comply in all material respects with the positions, recommendations or official decisions of the authorities competent for Tax matters.

                    (g) No activity carried out by any of the Company or to which it is a party could be challenged or requalified by an authority competent for Tax matters on the grounds that the Company has tried to avoid or diminish its liability to Taxes. The activities of the Company (including intra-group transactions) have been carried out on an arm’s length basis and are in the corporate interest (intérêt social) of the Company.

                    (h) The Company does not benefit from and has not benefited from and has not sought to benefit from any Tax benefit or allowance (including a carry-over or a deferment), any preferential tax regime (regime de faveur), aid, subsidy, financial assistance, investment aid or other similar measure (including in exchange for obligations or undertakings binding on the Company, or an additional or increased tax charge, past, present or future).

                    (i) The Company will not be liable to pay any charge or supplemental Taxes or will lose any tax advantage as a result of the transactions contemplated by this Agreement. The Company will retain all losses as set out in the financial statements.

                    (j) Employee incentive plans (régime d’intéressement), investment plans (regime de participation), company saving plans, stock options plans or any other employee savings or employee shareholder plans operated within the Company comply in all material respects with all applicable laws in order to benefit from favorable Tax exemptions and plans.

                    (k) The Company is not liable to indemnify a third party as a result of any Taxes owed by it or to have such Tax liabilities transferred to it.

Section 4.8 Availability of Assets.

                    (a) Except as set forth in Schedule 4.8, the assets owned or leased by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

                    (b) Schedule 4.8 sets forth a description of all material services provided by any Seller to the Company utilizing either (i) assets not owned or leased by the Company or (ii) employees not listed in Schedule 4.15(A) (other than those employees not listed by reason of clause (i) of Section 4.15(A)) and the manner in which the costs of providing such services have been allocated to the Company.

Section 4.9 Governmental Permits.

                    (a) The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called “Governmental Permits”). Schedule 4.9 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Sellers.

                    (b) Except as set forth in Schedule 4.9, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits in all material respects, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Group under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, any Seller or any member of the Group; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue to be in full force and effect immediately after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

                    (c) The Company and each Subsidiary comply in all material respects with all legal and regulatory provisions (especially from the CNIL (“Commission Nationale Informatique et Liberté”) relating to the use of all personal file and personal data.

                    (d) The Company and each Subsidiary comply in all material respects with all legal and regulatory provisions (notably “LCEN”, law for maintaining the trust in the digital economy) relating to the use of Internet and other telecommunication networks.

Section 4.10 Real Property.

                    (a) Schedule 4.10(A) contains a brief description of (i) each parcel of real property owned by the Company (the “Owned Real Property”) (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by an Encumbrance thereon and (ii) each option held by the Company to acquire any real property. Except as set forth in Schedule 4.10(A), the Company has good, marketable and insurable (at ordinary rates) title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances. Except as set forth on Schedule 4.10(A), the Company has fulfilled and performed in all material respects all its obligations, and all obligations binding upon any Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and the Company is not in breach or default under, or in violation of or noncompliance with, any such Encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. The consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Encumbrance to which any Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such Encumbrance. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property, and the Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in any Seller’s or the Company’s possession and any policies of title insurance currently in force and in the possession of the Sellers or the Company with respect to each such parcel have heretofore been delivered by Sellers to Buyer.

                    (b) Schedule 4.10(B) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by, and the space occupied under, such lease or other agreement) under which (i) the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”) or (ii) the Company is lessor of any of the Owned Real Property. Except as set forth in such Schedule, the Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance. Subject to the provisions under Schedule 4.10(B), all the leases are in force and effective in accordance with their respective terms, have been entered into in due form and no material breach by either Party has occurred thereunder. No other Person than the parties to such leases has any right to or enjoys, in whole or in part, any of the real or personal property covered by these leases or, in any event, utilized by the Company in their respective operations. Except as set forth on Schedule 4.10(B), there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company or of any of the Owned Real Property by any Person other than the Company. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in any Seller’s or the Company’s possession and any policies of title insurance currently in force and in the possession of Sellers or the Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Sellers to Buyer.

                    (c) Neither the whole nor any part of the Owned Real Property or any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and, to the best knowledge of Seller or the Company, no such condemnation or other taking is threatened or contemplated.

Section 4.11 Personal Property.

                    (a) Schedule 4.11(A) contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company having an original cost of ¬25,000 or more. Except as set forth in Schedule 4.11(A), the Company has good and marketable title to all of its assets and properties other than Owned Real Property free and clear of all Encumbrances.

                    (b) Schedule 4.11(B) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Company of rentals of less than ¬10,000 per year.

Section 4.12 Intellectual Property; Software.

                    (a) Schedule 4.12 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patent Rights, Trademarks and other Intellectual Property rights owned by, licensed to and by the Company or used by the Company.

                    (b) Schedule 4.12 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to and by the Company or used by the Company, except Software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements.

                    (c) Schedule 4.12 contains a list and description (showing in each case the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Copyrights, Patent Rights, Trademarks or other Intellectual Property rights listed in Schedule 4.12, (ii) any Trade Secrets owned by, licensed to and by the Company or used by the Company or (iii) any Software listed in Schedule 4.12 or (iv) any Website run by the Company.

                    (d) Schedule 4.12 contains a list of all agreements pursuant to which the Company makes royalty payments to any third party and where it is required, notification to administrative bodies such as INPI for International technical transfers and royalties incurred.

                    (e) Except as disclosed in Schedule 4.12, the Company either: (i) owns the entire right, title and interest in and to the Intellectual Property, Software and Website included in its assets and properties, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same (this applies also, without any limitation, to any Intellectual Property assigned within the Group)

                    (f) Except as disclosed in Schedule 4.12: (i) all registrations for Copyrights, Patent Rights, Trademarks and other Intellectual Property rights identified in Schedule 4.12 as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property, Software and Website owned by the Company, and to the knowledge of each Seller, there is no basis for any such action; (iv) the Company has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights, Trade Secrets, Website or other Intellectual Property rights; and (v) the Company is not in breach of any agreement affecting the Intellectual Property, and the Company has not taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights, Trademarks and other Intellectual Property rights identified in Schedule 4.12 as being owned by the Company; and (y) all pending applications to register unregistered Copyrights, Patent Rights, Trademarks and other identified Intellectual Property rights identified in Schedule 4.12 as being owned by the Company (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been delivered by Sellers to Buyer.

                    (g) Except as set forth in Schedule 4.12, (i) no infringement of any Intellectual Property nor violation of personality and image rights of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes, notably internet website used in the Company’s business; (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Copyright, Trademark or Patent Right, Software, Website or Trade Secret or any other Intellectual Property right has been made; (iv) no proceedings are pending or, to the knowledge of the Sellers, threatened which challenge the validity, ownership or use of any Intellectual Property; and (v) neither the Sellers nor the Company has had notice of, or knowledge of any basis for, a claim against any Seller or the Company that the operations, activities, products, software, equipment, machinery or processes of the Company infringe any Intellectual Property of any other Person.

                    (h) Except as disclosed in Schedule 4.12: (i) the Software included in the assets and properties of the Company is not subject to any transfer, assignment, reversion, site, equipment, pledge or other limitations; (ii) the Company has maintained and protected the Software included in the assets and properties of the Company that it owns (the “Owned Software”) (including all source code, system specifications and related documentation) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of all prior releases or separate versions of the Owned Software and has secured copies of the updated source codes of the Software at a well known escrow company; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company), specifically hired for the development of the Software and who have developed the Software in accordance with the Company’s instructions, during their business activities for the Company and with the Company means); (vii) the Owned Software does not infringe any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, enhance, modify, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license.

                    (i) Except as disclosed in Schedule 4.12, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software or Website on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

                    (j) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software or the Website on behalf of the Company or any predecessor in interest thereof and who are party to a “work-for-hire” agreement, have contributed to or participated in the creation or development of any Intellectual Property or Software or Website in the execution of their duties for the Company.

           Section 4.13   Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet; and all accounts receivable to be reflected in the Closing Accounts will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.

Section 4.14 Employee Benefit Plans.

                    (a) Set forth in Schedule 4.14(A) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or will be required to make any payment (the “Commitments”):

                                        (i) each retirement, savings, old age part-time (Altersteilzeitvereinbarung), pension obligations, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral (a “Plan”); and

                                        (ii) each employee collective bargaining agreement, each global commitment (Gesamtzusage) and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete, and any agreement or arrangement associated with a change in ownership or control of the Company; and

                                        (iii) a description of each verbal agreement and standard Company practice (betriebliche Übungen);

                                        (iv) except as set forth in the Schedules to this Agreement (i) there are no payment obligations accrued with regard to the employees (including thirteenth month’s salary) which fall due on or after Closing and (ii) there are no payment obligations accrued with regard to Taxes which fall due on or after the Closing;

     The Company has delivered to Buyer correct and complete copies of (i) all written Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Commitment. Schedule 4.14(A) contains a complete and accurate description of all oral Commitments.

                    (b) The Plans are sufficiently provisioned in the accounts of the Company, according to the generally accepted accounting principles in the respective jurisdiction.

Section 4.15 Employee Relations.

                    (a) Schedule 4.15(A) contains: (i) a list of all employees or commission salespersons of the Company as of two days before the date of this Agreement whose then current annual compensation was in excess of ¬25,000; (ii) the then current annual compensation of, and a description of the fringe benefits provided by the Company to any such employees or commission salespersons; (iii) a list of all present or former employees or commission salespersons of the Company paid in excess of ¬25,000 in the financial year to 30 June 2007 who have terminated or given notice of their intention to terminate their relationship with the Group since 30 June 2007; (iv) a list of any increase, effective after 30 June 2007, in the rate of compensation of any employees or commission salespersons if such increase exceeds 10 per cent (10%) of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of 30 June 2007 was in excess of ¬25,000 per annum.

                    (b) Except as set forth in Schedule 4.15(B), (i) to the best knowledge of each of the Sellers, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (D) any investigation by the French anti-trust authority (“Direction Générale de la Concurrence, de la Consommation et de la Répression des Fraudes”), the French regulatory authority (“Autorité des Marchés Financiers”) or any other relevant authority on such matters in any relevant juristiction.

                    (c) Except as set forth in Schedule 4.15(C), the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed of any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) any Seller, (ii) any other Affiliate of the Company, (iii) any Person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or (iii) above. All such Agreements are on terms no less favorable to the Company than the Company could obtain from unrelated third parties. Except as set forth in Schedule 4.15(C), the Company does not owe any amount in excess of ¬5,000 to, nor have any contract with or commitment to, any Seller or any director, officer or employee of the Company (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such Persons owes any amount in excess of ¬5,000 to the Company. An “Associate” of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the person or any of its parents or subsidiaries.

                    (d) Neither the Company nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospects of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) or for establishment or maintenance of any concealed fund or concealed bank account.

                    (e) Except as set forth in Schedule 4.15(E), the Company has complied with all applicable laws, rules, collective or in-house agreements and regulations which relate to employment and social security matters (such as, but not limited to, working time, overtime, wages, discrimination or harassment in employment, staff or union representation, health and safety matters) and is not liable for any arrears of wages, social contributions of any kind, or any taxes, penalties or damages, or any amounts of any kind for failure to comply with any of the foregoing. Each Seller and the Company believe that the Company’s relations with the employees of the Company are satisfactory.

                    (f) Except as set forth in Schedule 4.15(F), no collective redundancies of the personnel have been notified to any of the employee of the Company.

                    (g) Except as set forth in Schedule 4.15(G), no industrial dispute or strike affects or threatens the Company.

                    (h) Except as set forth in Schedule 4.15(H), none of the employees of the Company have been the subject of any accident at work leading to death, permanent incapacity or temporary incapacity exceeding one month.

(i)	The Company is under no obligation to reinstate any former employee.

                    (j)  No individual retained by the Company as an independent contractor, consultant, or as an employee or officer of an independent contractor or consultant, would be reclassified as an employee of the Company for any purpose whatsoever.

                    (k) the Management Agreements are in compliance with any applicable laws, rules, and regulations which relate to employments and/or social security matters, and in particular (but not limited to) the payments made by the Company to the Management Companies would not be subject to any employee’s social security contributions.

Section 4.16 Contracts.

                    (a) Except as set forth in Schedule 4.16 or any other Schedule hereto, the Company is not a party to or bound by:

                                        (i) any contract for the purchase, sale or lease of real property;

                                        (ii) any contract for the purchase of raw materials which involved the payment of more than ¬10,000 in the financial year to 30 June 2007, which the Company reasonably anticipates will involve the payment of more than ¬10,000 in the financial year to 30 June 2008 or which extends for a period of longer than six months;

                                        (iii) any contract for the sale of goods or services which involved the payment of more than ¬10,000 in the financial year to 30 June 2007, which the Company reasonably anticipates will involve the payment of more than ¬10,000 in the financial year to 30 June 2008 or which extends for a period of longer than six months;

                                        (iv) any contract for the purchase, licensing or development of software to be used by the Company;

                                        (v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

                                        (vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

                                        (vii) any agreement which provides for, or relates to, the incurrence by any member of the Group of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

                                        (viii) any contract including provisions authorizing the contracting party to terminate the contract as a result of the sale of the Shares to the Buyer;

                                        (ix) any contract not made in the ordinary course or any contract whose terms are in excess of fair market value; or

                                        (x) any other contract, agreement, commitment, understanding or instrument which is material to the Company.

                    (b) Except as set forth in Schedule 4.16 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 4.10(B), 4.11(B), 4.12, 4.14(A) and 4.16 (collectively, the “Company Agreements”) constitutes a legal, valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 4.1 and except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed its obligations under each of the Company Agreements in all material respects, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer by Sellers.

     Section 4.17   No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.17:

                    (a) the business and assets of the Company and their uses comply with all applicable Requirements of Laws and Court Orders in any relevant jurisdiction;

                    (b) the Company has complied with all Requirements of Laws and Court Orders which are applicable to its assets or business in particular; the Company has complied with the Article R624-1 of the Intellectual Property Code relating to the mandatory notification of any international technical transfer of intellectual property and correlative royalty transfer.

                    (c) the Company has complied with all applicable regulatory requirements, permits and authorisations predominantly with regard to the German Act Medical Devices (MPG) and the German Act for Medicinal Products (AMG) and comparable legal provisions in any relevant jurisdiction

                    (d) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of each Seller, threatened against or affecting the Company nor, to the best knowledge of each Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending against or affecting the Company in which any Seller is the plaintiff or claimant;

                    (e) there is no action, suit or proceeding pending or, to the best knowledge of each Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

                    (f) to the best knowledge of each Seller, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending which could adversely affect the Company.

Section 4.18 Competition Matters.

                    (a) The Company and its Subsidiaries conduct, and have conducted their business in accordance with the requirements of all applicable competition laws and have not infringed such requirements nor been investigated for any alleged non-compliance or infringement nor given any undertakings in connection therewith;

                    (b) Neither the Company nor any of the Subsidiaries are a party to any agreement, arrangement or practice, and there is no aspect of the conduct of their business (including refusals or omissions to act, and actions which constitute or may give rise to a concentration, merger or similar transaction) in respect of which any filing, registration or notification is, was or will be required by, or is or was or will be advisable pursuant to, any applicable competition law (whether or not the same has in fact been made);

                    (c) For the purpose of this Section 4.18, the term “applicable competition law” means all competition laws applicable to the business of the Company and its Subsidiaries and includes (but is not limited to) any applicable rules dealing with anti-competitive agreements, arrangements or practices, abuse of dominant position, state aid, public procurement, merger control, or anti-dumping, and the requirements of any special regulatory regime to which the Company and its Subsidiaries may be subject in any area of its activities.

Section 4.19	Environmental Matters. Except as set forth in Schedule 4.18:

                    (a) the operations of the Company comply in all material respects with all applicable Environmental Laws;

                    (b) the Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of its business, and all such Governmental Permits are in full force and effect and the Company is in compliance in all material respects with all terms and conditions of such permits;

                    (c) none of the Company nor any of the present Company Property or operations, or the past Company Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

                    (d) the Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

                    (e) the Company has not filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

                    (f) there is not now, nor to the best knowledge of each Seller has there ever been, on or in any Company Property:

                                        (i) any treatment, recycling, storage or disposal of any hazardous waste that requires or required a Governmental Permit; or

                                        (ii) any underground storage tank or surface impoundment or landfill or waste pile;

                    (g) there is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

                    (h) the Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

                    (i) no Environmental Encumbrance has attached to any Company Property;  and

                    (j) any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

Section 4.20 Insurance.

                    (a) Schedule 4.20 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof. Each Seller shall (and shall cause the Company to) keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Each Seller has complied (or has caused the Company to comply) with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Sellers have delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Company.

                    (b) The Company has all insurance policies required in connection with the operation of its business.

                    (c) All premiums that have become due under such insurance policies have been paid. The Company has duly addressed any claim, if needed, to its insurance companies. No lawsuit, claim or proceeding is pending or, to the Sellers’ best knowledge, threatened with respect to any claim made by or relating to the Company under such insurance policies.

     Section 4.21   Customers and Suppliers. Schedule 4.21 sets forth (i) a list of names and addresses of the ten (10) largest customers and the ten (10) largest suppliers (measured in each case by Euro volume of purchases or sales during the financial year ended 30 June 2007) of the Company and the euro amount of purchase or sales which each such customer or supplier represented during the financial year ended 30 June 2007; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company. Except as set forth in Schedule 4.21, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers listed in Schedule 4.21, or whose purchases individually or in the aggregate are material to the Company or the operation of its business, or with any supplier or group of suppliers listed in Schedule 4.21, or whose sales individually or in the aggregate are material to the Company or the operation of the business, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which any Seller or the Company can now reasonably foresee would materially adversely affect the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

     Section 4.22   Warranties. Schedule 4.22 sets forth (i) a specimen copy of the form of written warranties covering products sold by the Company which have not yet expired and (ii) a summary of the warranty expense incurred by the Company during each of its last three fiscal years.

     Section 4.23   Bank Accounts; Powers of Attorney; Minute Books.

                    (a) Schedule 4.23 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company and a complete and correct copy thereof.

                    (b) True and complete copies of the minute books of the Company have been delivered to Buyer. Such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors and shareholders of each member of the Company.

     Section 4.24   No Finder. Neither any Seller, the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     Section 4.25   Disclosure. None of the representations or warranties of Sellers contained herein, none of the information contained in the Schedules referred to in this Article 4, and none of the other information or documents furnished to Buyer or any of its representatives by any Seller or the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

     Section 4.26   Certification. All of the Company's products are ISO 9001:2000 certified, and the Company has not done or omitted to do anything which could result in such certification being withdrawn.

     Section 4.27   SQLI Agreement.

                    (a) The contribution agreement entered into between the Company and SQLI in relation to the “IMAGE PHARMA” business has been signed both by the Company and by SQLI.

                    (b) The Company has not breached the non-compete obligations contained in (i) the contribution agreement between the Company and SQLI in relation to the "IMAGE PHARMA" business and (ii) the business purchase agreement between the Company and SQLI in relation to the purchase by SQLI of the "Vigilink/Jurilink" business.

                    (c) The Company has notified SQLI that, even though the contribution agreement between the Company and SQLI in relation to the “IMAGE PHARMA” business provided for trademark assignment, the Company does not hold such “IMAGE PHARMA” trademark.

                    (d) The Company has notified SQLI that, even though the business purchase agreement between the Company and SQLI in relation to the “VIGILINK” and “JURILINK” businesses provided for trademark assignment, the Company does not hold such “VIGILINK” and “JURILINK” trademarks.

     Section 4.28   Public Law and Public Procurement. Without prejudice to Section 4.16, proper public procurement procedures within the meaning of the French “Code des marchés publics” (Public Procurement Code) have been followed in relation to the award to the Group of each contract between a member of the Group and French public bodies. Without prejudice to Section 4.16, each public law contract of members of the Group constitutes a legal, valid and binding obligation of the parties thereto and is in full force and effect, with respect to French public law regulations, case-law or principles

     Section 4.29   Software distribution agreements.

                    (a) The Company has notified each of its distributors, Biotest Seralc, Agensys Technology, Sybase Technology and Haema that, even though the distribution agreement they have concluded with the Company provided for trademark licenses over the name of the software licensed, the Company does not hold any trademark which could have been licensed to them.

                    (b) The Company has notified Biotest, Searlc and Agensys Technology, which have acknowledged it and agreed to it, of the assignment of the “IMAGE PHARMA”, “VIGILINK” and “JURILINK” software to another Company and consequently, the termination of the part of the software distribution contract relating to these softwares.

                    (c) Biotest Searlc, Agensys Technology, Sybase Technology and Haema have agreed with the Company on the continuation of the software distribution contract after the purchase of the shares of Company pursuant to the terms of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows at the date of this Agreement and at the Closing Date:

     Section 5.1   Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

     Section 5.2   Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                    (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting Buyer; or

                    (b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

ARTICLE 6 ACTION PRIOR TO THE CLOSING DATE

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 6.1   Investigation of the Company by Buyer. Sellers shall afford and cause each member of the Group to afford to the officers, employees and authorized representatives of Buyer (including its independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of the Group to the extent Buyer shall deem necessary or desirable and shall furnish, and shall cause each member of the Group to furnish, to Buyer or its authorized representatives such additional information concerning the assets, business and the operations of the Group as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Section 8.1 have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Group. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Sellers hereunder.

     Section 6.2   Preserve Accuracy of Representations and Warranties. Each of the Sellers shall refrain from taking any action which would render any representation or warranty contained in Article 4 of this Agreement inaccurate as of the Closing Date. The Buyer shall refrain from taking any action which would render any representation or warranty contained in Article 5 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the others of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Seller shall promptly notify Buyer of (i) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any member of the Group which would have been listed in Schedule 4.17 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (ii) any other event or matter which becomes known to such Seller and would cause any other representation or warranty contained in Article 4 to be untrue in any material respect.

     Section 6.3   Consents of Third Parties; Governmental Approvals.

                    (a)  Schedule 6.3 contains a complete and accurate list of all consents, approvals or waivers from any party to any Company Agreement required to be obtained and any required filings or notifications or consents or approvals from any Governmental Body to permit (i) the consummation of the transactions contemplated by this Agreement and (ii) the Company and its Subsidiaries to run their business or to otherwise satisfy the conditions set forth in Section 8.1.

                    (b)  Sellers will (and will cause the relevant member of the Group to) act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Company Agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 8.1; provided that (i) none of the Sellers, the Company, the Subsidiaries nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and (ii) neither the Sellers, nor the Company shall make or permit any Subsidiary to make any agreement or understanding affecting the assets or business of the Company or its Subsidiaries as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers, the Company and the Subsidiaries to obtain the consents, approvals and waivers contemplated by this Section 6.3(b).

                    (c)  During the period prior to the Closing Date, Sellers and Buyer shall (and Sellers shall cause the Company and the Subsidiaries to) act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in securing any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 8.1; provided that none of the Sellers nor the Company shall make or permit any Subsidiary to make any agreement or understanding affecting the assets or business of the Company or its Subsidiaries as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

     Section 6.4   Operations Prior to the Closing Date.

                    (a)  During the period prior to the Closing Date, the Sellers shall cause the Company and its Subsidiaries to operate and carry on its business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Sellers shall cause the Company and its Subsidiaries to keep and maintain the assets and properties of the Group in good operating condition and repair and shall use their best efforts consistent with good business practice to maintain the business organization of the Company and its Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company and its Subsidiaries. In connection therewith, Sellers shall not (nor permit the Company or any Subsidiary to) (i) transfer or cause to be transferred from the Company or any Subsidiary any employee or agent thereof, (ii) offer employment after the Closing Date to any such employee or agent or (iii) otherwise attempt to persuade any such person to terminate his or her relationship with the Company or any Subsidiary.

                    (b) During the period prior to the Closing Date, Sellers shall:

                                        (i) use all reasonable endeavors to procure that the Company amend the non-compete obligations in the employment contracts between the Company and Thierry Dieudonne, Francois Didry and Didier Louis to a form satisfactory to Buyer;

                                        (ii) use all reasonable endeavors to make such amendments to the website of the Group as shall be required by Buyer in order to comply with the French Internet and “Informatique et Libertés” (software and freedom) regulation;

                                        (iii) use all reasonable endeavors to obtain from the developers of the website of the Group an assignment to the Company of all Intellectual Property in relation to such website;

                                        (iv) use all reasonable endeavors to obtain from Biotest Seralc, Agensys Technology, Sybase Technology and Haema their agreement on the continuation of their softwares distribution contract after the purchase transactions contemplated by this Agreement;

                                        (v) approve the sale and transfer of the shares in GLI held by Peter Heussner to the Buyer as set out in Annex 1 of the German Transfer Deed and enter into the German Transfer Deed in due form to be agreed upon by the parties;

                    (c) During the period prior to the Closing Date, except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Sellers shall not permit the Company or any Subsidiary to:

(i)	amend its certificate of incorporation or by-laws;

                                        (ii)  issue, grant, sell or encumber any shares of its capital stock or other securities; issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other securities or make any other changes in the equity capital structure of the Company;

                                        (iii) make any change in the business or the operations of the Group or make any expenditure which shall exceed the amount budgeted therefor;

                                        (iv) make any capital expenditure or enter into any contract or commitment therefor in excess of ¬10,000 per individual item or ¬25,000 in the aggregate;

                                        (v) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 4.16 if in effect on the date hereof or enter into any contract which requires the consent or approval of any third party to consummate the transactions contemplated by this Agreement; or make any material modification to any existing Company Agreement or to any Governmental Permits, other than changes made in good faith to cure document deficiencies;

                                        (vi) enter into any contract for the purchase, lease (as lessee) or other occupancy of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 4.10(A) or any option to extend a lease listed in Schedule 4.10(B);

                                        (vii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Company or any of the Subsidiaries to any Seller), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Group, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

                                        (viii) cancel any debts owed to or claims held by the Group (including the settlement of any claims or litigation) other than in the ordinary course of the business consistent with past practice;

                                        (ix) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

                                        (x) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

                                        (xi) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

                                        (xii) allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Group to vary in any material respect from the levels customarily maintained;

                                        (xiii) make, or agree to make, any payment of cash or distribution of assets to any Sellers;

                                        (xiv) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Group;

                                        (xv) make any change in the compensation of the employees of the Group, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

                                        (xvi) make any material change in the accounting policies applied in the preparation of the financial statements contained in Schedule 4.4;

                                        (xvii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 9.1(b) or accelerating deductions to periods for which Sellers are liable pursuant to Section 9.1(a); or

                                        (xviii) enter into any agreement or commitment to take any action prohibited by this Section 6.4.

     Section 6.5    Notification by Seller of Certain Matters. During the period prior to the Closing Date, Sellers will promptly advise Buyer in writing of (i) any material adverse change in the Group or the condition of its assets, properties or business, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers or the Company has knowledge.

ARTICLE 7 ADDITIONAL AGREEMENTS

Section 7.1 Post-Closing Obligations

                    (a) The Sellers undertake that they shall use five hundred thousand dollars ($500,000) of the Closing Payment to purchase shares of common stock of Buyer within three (3) months of the Closing Date. If Sellers do not use such funds to purchase common stock of the Buyer within three (3) months of the Closing Date, Sellers shall repay such amount to Buyer within four (4) months of the Closing Date, or at Buyer's absolute discretion, Buyer shall be entitled to set off such amount against any payments due from Buyer to Sellers after the Closing Date (including any Earn-Out Consideration).

                    (b) Each Seller hereby undertakes that he will not sell, transfer, grant any option over or otherwise dispose of (together "dispose of") or agree to dispose of any shares of common stock in the Buyer issued pursuant to Section 2.2 for a period of five (5) years, save that:

                                        (i) after the date six (6) months from the issue of such shares,

     (A) each Seller shall be able to sell their entire holding of shares of common stock of Buyer in the event of the resignation or termination of Mick Ruxin as a director and employee of Buyer; and

     (B) in the event of a sale of shares of common stock in Buyer by Mick Ruxin, each Seller shall be entitled to sell such percentage of their aggregate holding of shares of common stock as is equal to the percentage which the shares of common stock being sold by Mick Ruxin is of Mick Ruxin's aggregate holding of shares of common stock, save that no Seller shall have any such right to sell on (i) the sale of shares of common stock in Buyer by Mick Ruxin for the purposes of tax planning, or (ii) the sale of shares of common stock in Buyer by Mick Ruxin for the purposes of paying the exercise price on options in Buyer held by Mick Ruxin at the date of this Agreement. As an example, if Mick Ruxin's aggregate holding of shares of common stock is 1,000 shares, and Mick Ruxin sells 40 shares, each Seller shall be entitled to sell four per cent (4%) of their aggregate holding of shares of common stock; and

     (C) the Sellers collectively shall be able to sell a maximum of $5,000 worth of shares of common stock of Buyer per day, and a maximum of $50,000 worth of shares of common stock of Buyer per month, only for so long as the market price of common stock of the Buyer is lower than the price at which any such shares of common stock of Buyer were issued.

                                        (ii) after the date two (2) years from the date of issue of such shares each Seller shall be entitled to sell up to one per cent (1%) of such Seller's aggregate holding of shares of common stock of Buyer each month, so long as the consideration for such sale is greater than $3 per share of common stock.

Section 7.2 Covenant Not to Compete or Solicit Business.

                    (a) In furtherance of the sale of the Shares to Buyer hereunder and more effectively to protect the value and goodwill of the assets and business of the Company, and following receipt by the Sellers of the payment of $500,000 as payment for the restrictions set out in this Section 7.2(a) (such payment being set out at Section 2.2(a)), each Seller covenants and agrees that, for a period ending on the fifth (5th) anniversary of the Closing Date, and excluding any work done by the Seller for the Company or any of the Subsidiaries, no Seller will:

                                        (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by the Company and the Subsidiaries on the date hereof anywhere in European Union and Switzerland; or

                                        (ii) induce or attempt to persuade any employee, agent or customer of the Company or any of the Subsidiaries to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the business conducted by the Company and the Subsidiaries on the date hereof;

                                        (iii) provided, that nothing set forth in this Section 7.2 shall prohibit any Seller from owning not in excess of five per cent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange.

                    (b) In addition, each Seller covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Company other than to disclose such secrets and information to Buyer or its Affiliates.

                    (c) In the event any Seller violates any of its obligations under this Section 7.2, Buyer or the Company may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Sellers acknowledge that a violation of this Section 7.2 may cause Buyer or the Company irreparable harm which may not be adequately compensated for by money damages. Sellers therefore agree that in the event of any actual or threatened violation of this Section 7.2, Buyer or the Company shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against any Seller to prevent any violations of this Section 7.2, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.2  shall also be entitled to receive reasonable attorneys’ fees and court costs.

                    (d) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.2, any term, restriction, covenant or promise in this Section 7.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 7.3 Access to Records after Closing.

                    (a) For a period of ten (10) years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Group to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Group prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.3. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such ten-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

                    (b) For a period of ten (10) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Group which Sellers may retain after the Closing Date. Such access shall be afforded by Sellers upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.3. If Sellers shall desire to dispose of any of such books and records prior to the expiration of such ten-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 7.4 Collection of Receivables.

                    (a) From and after the Closing Date, Buyer shall cause the Company to use commercially reasonable efforts to collect the accounts and notes receivable reflected in the Closing Accounts before deducting the allowance for doubtful accounts (the “Gross Receivables”) generally in accordance with the billing and collection practices presently applied by the Group in the collection of its accounts and notes receivable, except that with respect to any particular Receivable, Buyer shall be under no obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Buyer is commercially reasonable. In connection with the collections by the Group, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

                    (b) Buyer shall, on or before the fifteenth (15th) business day of each calendar month commencing with the second (2nd) complete calendar month following the Closing Date, cause the Company to deliver to Seller a written report (“Collection Report”) of the following information with respect to the Receivables:

                                        (i) The aggregate amount of the Gross Receivables (and the number of accounts comprising such Receivables); and

                                        (ii) The aggregate amount of cash collections of the Receivables during the period from the Closing Date through the date of the Collection Report.

                    (c) If, after giving effect to all adjustments, concessions and settlements made and collection fees incurred (in each case in accordance with Section 7.4(a)), the Group has not collected, within twelve (12) months after the Closing Date, an amount equal to the excess of the Gross Receivables over the allowance for doubtful accounts shown on the Closing Accounts (such excess being referred to herein as the “Net Amount of Receivables”), then Buyer or the Company or any of the Subsidiaries shall have the right to require Sellers to pay the Buyer an amount equal to (i) the Net Amount of Receivables minus (ii) the amount collected in cash (after giving effect to the items set forth above) by the Group during such twelve (12) month period in respect of the Receivables. Such amount shall be set off against and shall not in any case exceed any amount due by Buyer to the Sellers pursuant to Section 2.2 (b), (c), (d) and/or (f). Any receivable collected after First Anniversary but before Second Anniversary which has been set off against amounts due pursuant to Section 2.2 (b) and/or (c) shall increase accordingly payment due by Buyer to Sellers pursuant to Section 2.2 (d).

                    (d) If, after the Closing Date, Sellers shall receive any remittance from any account debtors with respect to the Receivables, Sellers shall endorse such remittance to the order of the relevant member of the Group and forward it to Buyer immediately upon receipt thereof, and any such amounts shall be deemed to have been collected by the relevant member of the Group for purposes of this Section 7.4.

     Section 7.5   Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided that after the Closing Buyer and each member of the Group may use or disclose any confidential information related to the Group or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     Section 7.6   No Public Announcement. Neither Buyer nor Sellers shall (nor shall Sellers permit the Company or any of the Subsidiaries to), without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations (including but not limited to the filing by Buyer of an 8-K).

     Section 7.7   Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All costs and expenses, if any, incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of the Company’s counsel and accountants shall be paid by Sellers.

     Section 7.8   Further Assurances. From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to the Company such other bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer as Buyer or the Company may reasonably request or as may be otherwise necessary to more effectively convey and transfer the Company to, and vest the Company in, Buyer and put the Company in possession of any part of the assets or properties of the Company not in its possession on the Closing Date; provided that nothing herein shall relieve Sellers of its obligations under Section 7.4.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

     Section 8.1   Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Shares pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                    (a) There shall have been no material breach by Sellers in the performance of any of their covenants and agreements herein; each of the representations and warranties of Sellers contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 6.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of each of the Sellers, in addition to the other deliveries specified in Section 3.3.

                    (b) Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Group as determined by the Board of Directors of Buyer in their sole discretion; (b) no material adverse federal or state legislative or regulatory change affecting the Group or its business, products or services; and (c) no material damage to the assets or properties of the Group by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of each of the Sellers.

                    (c) The parties shall have received all approvals and actions of or by all required parties or Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 4.1 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Group.

                    (d) The Company shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties or Governmental Bodies to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of the Subsidiaries or any of its assets or properties is affected and which are specified in Schedule 6.3 or are otherwise necessary to prevent a material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Group.

                    (e) Buyer shall have obtained third party financing for the acquisition of the Shares, on terms acceptable to Buyer.

     Sellers shall have delivered to Buyer accounts for the Company and each of the Subsidiaries, audited in accordance with US GAAP, for the two financial years ended 30 June 2007 respectively the three financial years of GLI ended 30 September 2005, 2006 and 2007, and unaudited accounts for the Company and each of the Subsidiaries, prepared in accordance with US GAAP, for the period from 1 July 2007 to 31 December 2007, Buyer being satisfied in its absolute discretion with the content of those accounts.

                    (f) Sellers having delivered to Buyer a certificate from the Finance Director of the Company representing and warranting that the Company and the Subsidiaries have an amount equal to or greater than the Target Working Capital as of the Closing Date and attaching a balance sheet prepared in accordance with the Balance Sheet evidencing such compliance.

                    (g) Sellers having procured that GLI has entered into a management director’s service agreement with Peter Heussner in a form satisfactory to the Buyer.

                    (h) Sellers having procured that Inlog International amend the contract entered into between Inlog International and Agensys Technology SL on August 19, 2004 in a form satisfactory to Buyer such that the distributor is free to determine its resale price.

                    (i) Sellers represented by Peter Heussner shall deliver to the notary notarizing the German Transfer Deed in due form the confirmation letter as set out in Annex 2 of the German Transfer Deed.

                    (j) Sellers shall have delivered to the Buyer copy of all letters of BNP Paribas, Société Générale and Banque Rhone Alpes whereby they confirm that they have been duly informed by Inlog and Inlog International of the change of control of Inlog and waive their potential right to demand the early repayment of the loan agreements entered into between (i) Inlog and BNP Paribas on January 10, 2007 and on April 6, 2006, (ii) Inlog and Société Générale on March 20, 2006 and June 30, 2006, (iii) Inlog International and Banque Rhone Alpes on January 11, 2008 and (iv) Inlog and Banque Rhone Alpes on May 11, 2006.

                    (k) Sellers shall have delivered to the Buyer copy of all letters whereby Biotest Seralc, Agensys Technology, Sybase Technology and Haema confirm their agreement on the continuation of their software distribution contract after the sale of the Shares to the Buyer.

                    (l) Sellers shall have delivered to the Buyer copy of all letters whereby Inlog and/or Inlog International have informed its public contracting partner, when the contract partner is a public procurement contract, of the change of its shareholding, in order to assure the public body that the Company conserves the legal, technical and financial guarantees for the execution of the contract.

                    (m) Sellers have delivered to the Buyer a copy of the amendment, in the form to be agreed upon by the Parties.

     Section 8.2   Conditions to Seller’s Obligations. The obligations of Sellers to sell the Shares pursuant to this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                    (a) There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer.

                    (b) The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

ARTICLE 9 TAX MATTERS

Section 9.1 Liability for Taxes.

                    (a) Sellers shall be jointly and severally liable for and pay, and pursuant to Article 10 shall indemnify each Buyer Group Member (and the Company and each Subsidiary) against all Taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, (i) as a result of having been a member of a Company Group for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group and any Taxes resulting from the Company or any Subsidiary ceasing to be a member of any Company Group) except insofar as provision for such Taxes will have been accrued for in the Closing Accounts or (ii) with respect to any Taxes either prior to Closing or subsequent to Closing in any way related to the Management Agreements.

                    (b) Buyer shall be liable for and pay, and pursuant to Article 10 shall indemnify Sellers against, all Taxes imposed on the Company or any Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date provided, however, that Buyer shall not be liable for or pay, and shall not indemnify Sellers against, any Taxes for which Sellers are liable under this Agreement (including, without limitation, Section 4.7 and Section 9.1(a).

                    (c) For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the Company or any Subsidiary for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and, subject to paragraph (d) of this Section 9.1, items of income, gain, deduction, loss or credit of the Company or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

                    (d) Notwithstanding anything herein to the contrary, Sellers shall be liable for and shall pay, and pursuant to Article X shall indemnify each Buyer Group Member (and the Company and each Subsidiary) against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement except any transfer tax due by the Buyer in application of Article 726 of the French tax code., and any similar tax in Germany

                    (e) If Sellers become entitled to a refund or credit of Taxes for which it is liable under paragraph (a) to indemnify Buyer, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Company or any Subsidiary, Sellers shall promptly pay to Buyer the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made to Buyer is subsequently reduced or disallowed, Buyer shall indemnify and hold harmless the Sellers for any Tax assessed against Sellers by reason of the reduction or disallowance.

     Section 9.2   Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary on or prior to the Closing Date and Sellers shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary after the Closing Date and Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Sellers or Buyer shall reimburse the other party the Taxes for which Seller or Buyer is liable pursuant to Section 9.1 but which are payable with any Tax Return to be filed by the other party pursuant to this Section 9.2 upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this Section 9.2 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable under Section 9.1(b) or accelerating deductions to periods for which Sellers are liable under Section 9.1(a).

     Section 9.3   Contest Provisions. Buyer shall notify Sellers in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company or any Subsidiary of notice of any pending or threatened Tax audits or assessments which may materially affect the Tax liabilities of the Company or any Subsidiary for which Sellers would be required to indemnify Buyer pursuant to Section 9.1, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure materially impairs Sellers' ability to contest any such Tax liabilities.

     Sellers shall have the sole right to represent the Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of Sellers' choice at Sellers' expense; provided, however, that Sellers shall have no right to represent the Company’s or any Subsidiary’s interests in any Tax audit or administrative or court proceeding unless Sellers shall have first notified Buyer in writing of Sellers' intention to do so and shall have agreed with Buyer in writing that, as between Buyer and Sellers, Sellers shall be liable for any Taxes that result from such audit or proceeding; provided, further that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Buyer or any Affiliate thereof any obligation to defend the Company or any Subsidiary in any Tax audit or administrative or court proceeding. Buyer shall have the sole right to defend the Company or any Subsidiary with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Buyer, the Company, any Subsidiary or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer unless Sellers have indemnified the Buyer in a manner acceptable to Buyer against the effects of any such settlement.

     Section 9.4   Assistance and Cooperation. After the Closing Date, each of the Sellers and Buyer shall (and cause their respective Affiliates to):

                    (a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 9.1(d) (relating to sales, transfer and similar Taxes);

                    (b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.2;

                    (c) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and each Subsidiary;

                    (d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each Subsidiary; and

                    (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

     Section 9.5   Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Article 10 of this Agreement, the obligations of the parties set forth in this Article 9 shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE 10 INDEMNIFICATION

Section 10.1 Indemnification by Sellers.

                    (a) Sellers agree to jointly and severally indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

                                        (i) any breach by Sellers of any of their covenants in this Agreement or in any Seller Ancillary Agreement;

                                        (ii) any failure of Sellers to perform any of their obligations in this Agreement or in any Seller Ancillary Agreement;

                                        (iii) any breach of any warranty or the inaccuracy of any representation of Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of Sellers pursuant hereto (other than the representation contained in Section 4.4 insofar as it concerns the amount of accounts receivable reflected in the Closing Accounts and the representation contained in the second sentence of Section 4.13, as to both of which Section 7.4 shall govern);

                                        (iv) any failure of Sellers or the Company to obtain prior to the Closing any consent set forth in Schedule 4.1;

                                        (v) any Tax Losses or Expenses arising from or made in connection with the performance by the Management Companies of their services under the Management Agreement, where such recovery is not prohibited by law;

                                        (vi) the claim brought against the Company by Centre Hospitalier Jean Monnet;

                                        (vii) any Tax Losses or Expenses, including as a result of the non-availability of any deductions, in connection with the provisions of services by members of the Group to each other;

                                        (viii) SQLI bringing any action against any member of the Group in connection with the failure by the Company to adequately transfer all correct trade marks in (i) the contribution agreement between the Company and SQLI in relation to the "IMAGE PHARMA" business and (ii) the business purchase agreement between the Company and SQLIin relation to the purchase by SQLI of the "Vigilink/Jurilink" business; and

                                        (ix) any claim brought against the Company or any member of the Group by Astria or its liquidators;

                                        (x) any claim brought against the Company or any member of the Group by Biotest Searlc, Agensys Technology, Sybase Technology, or Haema in relation to the absence of trademark protection over the name of the softwares they are distributing in accordance with their distribution agreements with the Company;

                                        (xi) any claim brought against the Company or any of its Subsidiaries by an employee, agent, consultant or contractor relating to any Intellectual Property or Software or Website he may have created outside the scope of its duties;

                                        (xii) SQLI bringing any action against any member of the Group in connection with the absence of signature by SQLI of the contribution treaty;

                                        (xiii) any claim brought by Biotest Searlc and Agensys Technology against the Company in relation to the termination of their software distribution agreement regarding the “IMAGE PHARMA” or “VIGILINK” and “JURILINK” softwares;

                                        (xiv) any losses resulting in the termination of the software distribution agreement relating to the transactions contemplated by this Agreement;

                                        (xv) any claim brought against the Company or any of its Subsidiaries relating to the intellectual property linked to the Website run by the Company or any of its Subsidiaries;

                                        (xvi) any failure to comply with the current laws and regulations, notably the LCEN (law for maintaining the trust in the digital economy) and the regulatory provisions of the CNIL (“Commission Nationale Informatique et Liberté”), relating to the use of Internet and the use of personal data in any relevant jurisdiction;

                                        (xvii) any failure to comply with the current laws and regulations relating to international technical transfer of intellectual property (notably, article R624-1 of the Intellectual Property Code) in any relevant jurisdiction.

provided that without limitation of Sellers' indemnification obligations under clause (i), (ii) or (iv) of this subsection (a), Seller shall be required to indemnify and hold harmless under clause (iii) of this subsection (a) with respect to Loss and Expense incurred by Buyer Group Members as a result of inaccuracies only if such Loss and Expense exceeds ¬10,000 in the aggregate, but if in excess of such amount, then for the entire amount of such Loss and Expense without deduction.

                    (b) The indemnification provided for in this Section 10.1 shall terminate three (3) years after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 10.1 thereafter), except that the indemnification by Sellers shall continue as to:

                                        (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.7, 4.15 and 4.18 and the covenants of Sellers set forth in Section 7.2 and Section 9.1(a) as to all of which no time limitation shall apply;

                                        (ii) the covenant set forth in Section 7.1, as to which the indemnification provided for in this Section 10.1 shall terminate one (1) year after the expiration of the noncompetition period provided for therein; and

                                        (iii) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 10, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article 10; and

                                        (iv) any claims under Section 9.1(a) (except for any claims under Section 9.1(b)) as to all of which shall become time-barred upon the expiration of one year after the final and binding and non-appealable assessment of the relevant Tax payable by the Company or any of its Subsidiaries relating in full or in part to periods up to and including the Closing Date.

                    (c) The indemnification provided for in this Section 10.1 shall be offset against any amount by which the Target Net Assets as of the Closing Date exceeds 942,000 ¬. (For example, if the Target Net Assets on the Closing Date are 1,042,000 ¬, then the Sellers shall have a 100,000 ¬ credit towards any indemnifiable claims under Section 10.1) .

                    (d) Except in the case of fraud or intentional misrepresentation, the total indemnification provided for in this Section 10.1 including any amount due by Sellers to Buyer pursuant to Article 9 shall not exceed amounts due by Buyer to Sellers pursuant to Section 2.2 (b), (c), (d), (e) and/or (f) and to Section 2.3 and shall, prior to any direct payment, be set off against such amounts.

Section 10.2 Notice of Claims.

                    (a) Any Buyer Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the Sellers' Representative (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                    (b) In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

                    (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

                    (d) Indemnification Payments on After Tax Basis. The indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in Federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), provided, however, that the Buyer and the Sellers agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnitor shall indemnify the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time) (2) all increases in Federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years as a result of the Indemnified Event, and (3) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by Buyer and Sellers and, in the case of any present value calculations, shall be made using the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding.

Section 10.3 Third Person Claims.

                    (a) Subject to Section 10.3(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                    (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or will have no continuing effect in any material respect on the Company or any Subsidiary or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

                    (c) If there shall be any conflict between the provisions of this Section 10.3 and 9.1(c) (relating to Tax contests), the provisions of Section 9.1(c) shall control with respect to Tax contests.

ARTICLE 11 TERMINATION

     Section 11.1   Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                    (a) by the mutual consent of Buyer and Sellers;

                    (b) by Buyer or Sellers if the Closing shall not have occurred on or before 30 June 2008 (or such later date as may be mutually agreed to by Buyer and Sellers); or

                    (c) by Buyer in the event of any material breach by Sellers of any of Sellers' agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured.

     Section 11.2   Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

     Section 11.3   Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 11, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE 12 GENERAL PROVISIONS

     Section 12.1   Survival of Obligations. All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     Section 12.2   Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

(a) If to the Buyer, to:

Global Med Technologies,; Inc. 12600 West Colfax Avenue Suite C-420 Lakewood, CO 80215 Attention: Mick Ruxin Fax #: (303) 238-3368

with a copy to:

De Pardieu Brocas Maffei, 57 Avenue d'Iéna - CS 11610, F- 75773 Paris Attention: Thibaut Caharel Telecopy #: +33 1 53 57 71 70

with a copy to: K&L Gates , Wachovia Financial Center, 200 South Biscayne Boulevard, 20th Floor, Miami, FL 33131-2399 Attention: Clayton Parker Fax #: +1 305-358-7095

                    (b)  If to the Sellers, to:

24 Chemin des Mouilles
61130 Ecully - France
Attention: Guillaume Jacob
Telecopy #: ________________

with a copy to:

Bignon Lebray & Associés
Attention: Christophe Cochet
29 Rue de Bonnel – 69442
Lyon Cedex 03 FRANCE
Telecopy: 33 (0) 4 26 23 00 01

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 12.3 Successors and Assigns.

                    (a) The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of the others, except that the rights of Buyer hereunder may be assigned, without the consent of Sellers, to any corporation or limited liability company all of the outstanding capital stock or equity interests of which is owned or controlled by Buyer or to any general or limited partnership in which Buyer or any such corporation or limited liability company is a general partner; provided that (i) the assignee shall assume in writing all of Buyer’s obligations to Sellers hereunder, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (iii) Sellers' obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article 5.

                    (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.3 any right, remedy or claim under or by reason of this Agreement.

     Section 12.4   Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This Agreement –including this provision - shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 12.5   Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 12.6   Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective, enforcable and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.7 Sellers' Representative

                    (a) Each of Sellers appoints the Sellers' Representative to:

                                        (i) be his representative in respect of any provisions of this Agreement where he or it (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election; and

                                        (ii) act on his behalf in relation to all matters which this Agreement expressly provides to be agreed or done by the Sellers' Representative; and

                                        (iii) to be his agent to receive service of any claim form, application notice, order, judgment or other process issued in connection with any proceedings.

                    (b) The following provisions shall apply in relation to any appointment of a Sellers' Representative:

                                        (i) each of the Sellers warrants that the Sellers' Representative has and shall retain the authority to bind it in all matters arising from or in relation to any of the provisions of this Agreement referred to in Section 12.7(a), but it is acknowledged that the Sellers' Representative shall have no such authority in relation to any other provision of this Agreement or otherwise;

                                        (ii) Buyer shall be entitled to rely on all and any communications provided by the Sellers' Representative within the scope of his authority (as described within this Section 12.7) as binding on each of the Sellers;

                                        (iii) any communication in respect of any matter within the authority of the Sellers' Representative described in this Section 12.7 shall be deemed (unless the context otherwise requires) to be provided to the Sellers' Representative as nominee for all of the Sellers. In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Sellers' Representative will be deemed to have been validly served at the same time on each of the Sellers on whom it is required to be served; and

                                        (iv) Sellers shall be entitled to appoint a Sellers' Representative in place of the Sellers' Representative named in this Agreement provided that no such appointment will take effect unless notice of the proposed appointment, setting out the substitute Sellers' Representative's full name, address, telephone and facsimile number is given to Buyer and further provided that Sellers shall procure that a Sellers' Representative shall be appointed at all times.

     Section 12.8   Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Sellers and Buyer.

     Section 12.9   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Colorado.

     Section 12.10   Submission to Jurisdiction. Sellers and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of any court of the State of Colorado and waive any and all objections to jurisdiction that they may have under the laws of the State of Colorado or the United States and any claim or objection that any such court is an inconvenient forum.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GLOBAL MED TECHNOLOGIES, INC.

By:     /s/ Michael I. Ruxin, M.D.
           Michael I. Ruxin, M.D.
          Chairman and Chief Executive Officer

 RENAUD BLANC-BERNARD

 By:     /s/ Renaud Blanc-Bernard
 Name:     Renaud Blanc-Bernard

 GUILLAUME JACOB

 By:     /s/ Guillaume Jacob
 Name:    Guillaume Jacob

OLIVIER GAYDON

By:     /s/ Olivier Gaydon
Name:     Olivier Gaydon

 PARFIGES

 By:     /s/ Michel Angue
 Name:     Michel Angue
 Title:       PDG

MORDICUS

 By:     /s/ Olivier Gaydon
 Name:     Olivier Gaydon
 Title:        Gerant

ALFIRIN

 By:     /s/ Guillaume Jacob
 Name:     Guillaume Jacob
 Title:        Gerant

RB2 CONSEIL

 By:     /s/ Renaud Blanc-Bernard
 Name:    Renaud Blanc-Bernard
 Title:  Gerant

PHILIPPE BLAIN

 By:     /s/ Philippe Blain
 Name:     Philippe Blain

 DAVID RIGAUD

 By:     /s/ David Rigaud
 Name:    David Rigaud

NATHALIE BONVALOT

 By:     /s/  Nathalie Bonvalot
 Name:     Nathalie Bonvalot

 CHRISTINE SALF

 By:     /s/ Christine Salf
 Name:    Christine Salf

PETER HEUSSNER

 By:     /s/  Peter Heussner
 Name:     Peter Heussner